Exhibit 99.2

UNITED STATES OF AMERICA	#2005-17
DEPARTMENT OF THE TREASURY
OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of: City National Bank Beverly Hills, California	) ) ) )	AA-EC-05-13

CONSENT ORDER OF CIVIL MONEY PENALTY

WHEREAS, the Acting Comptroller of the Currency of the United States of America (“Comptroller”) intends to initiate a civil money penalty proceeding against City National Bank, Beverly Hills, California (“Bank”) pursuant to 12 U.S.C. § 1818(i) (as amended) for violations of the law and regulations regarding compliance with the Bank Secrecy Act (“BSA”) and 31 U.S.C. § 5318(i), 31 C.F.R. §§ 103.18 and 103.181, and 12 C.F.R. § 21.11 and 21.21; and

WHEREAS, in the interest of cooperation and to avoid the costs associated with future administrative and judicial proceedings with respect to the above matter, the Bank, without admitting or denying any wrongdoing or the findings of fact set forth in Article II below, desires to enter into this Consent Order of Civil Money Penalty (“Order”) issued pursuant to 12 U.S.C. § 1818(i);

NOW, THEREFORE, in consideration of the above premises, it is stipulated by and between the Comptroller, through her duly authorized representative, and the Bank that:

Article I

JURISDICTION

(1)  The Bank is a national banking association, chartered and examined by the Comptroller, pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.  Accordingly, the Bank is an “insured depository institution” as that term is defined in 12 U.S.C. § 1813(c)(2).

(2) Pursuant to 12 U.S.C. § 1813(q), the Comptroller is the “appropriate Federal banking agency” to initiate and maintain this civil money penalty proceeding against the Bank pursuant to 12 U.S.C. § 1818(i).

(3) The Bank is a wholly owned subsidiary of City National Corporation, a publicly traded bank holding company.

Article II

FINDINGS AND CONCLUSIONS

A.            Background

(1) Pursuant to 12 C.F.R. § 21.21(c), all national banks are required to establish and maintain BSA compliance programs reasonably designed to ensure and monitor their compliance with 31 U.S.C. §§ 5301-5355 and 31 C.F.R. Part 103.  At a minimum, a bank’s BSA compliance program must provide for a system of internal controls to ensure ongoing compliance; provide for independent testing for compliance to be conducted by bank personnel or by an outside party; designate an individual or individuals responsible for coordinating and monitoring day-to-day compliance; and provide training for appropriate personnel.

(2) Pursuant to 31 U.S.C. § 5318(i) and 31 C.F.R. § 103.181, national banks are required to establish due-diligence policies, procedures, and controls reasonably designed to detect and report money laundering through private banking accounts of non-U.S. persons and to established enhanced due-diligence policies, procedures, and controls reasonably designed to detect and report transactions that may involve the proceeds of foreign corruption through private banking accounts of a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure.

(3) Pursuant to 12 C.F.R. § 21.11, national banks are required to file a Suspicious Activity Report (SAR) no later than 30 calendar days of initial detection of a known or suspected violation of Federal law or a suspicious transaction related to money laundering activity or a violation of the BSA.

B.            BSA Compliance Program Deficiencies

                (1) The Bank violated 12 C.F.R. § 21.21 by failing to comply with the BSA compliance program requirements related to internal controls and the audit function and by failing to correct deficiencies in internal controls and the audit function.

C.            Private Banking Account Deficiencies

                (1) The Bank violated 31 U.S.C. § 5318(i) and 31 C.F.R. § 103.181 by failing to apply the required enhanced due diligence policies, procedures, and controls described in

Paragraph (A)(2) of this Article.

D.            SAR Program Deficiencies

                (1) The Bank violated 12 C.F.R. § 21.11 and 31 C.F.R. § 103.18(b)(3) by failing to timely file SARs as required.

Article III

ORDER OF CIVIL MONEY PENALTY

(1) The Bank is hereby ordered and consents to the payment of a civil money penalty in the amount of seven hundred fifty thousand dollars ($750,000).

(2) The payment to the Comptroller referred to in paragraph (1) of this Article shall be satisfied by one payment of seven hundred fifty thousand dollars ($750,000) to the United States Department of the Treasury.

(3) The Bank shall make payment in full upon issuance of this Order by check made payable to the United States Department of the Treasury and shall be delivered to:  Comptroller of the Currency, P.O. Box 73150, Chicago, Illinois 60673-7150.  The docket number of this case should be entered on the check.  A copy of the check shall be delivered to the District Counsel, Western District, Office of the Comptroller of the Currency, 1225 17th Street, Suite 300, Denver, Colorado 80202, and to the Director, Enforcement and Compliance Division, Office of the Comptroller of the Currency, 250 E St., S.W., Washington, D.C. 20219.

(4) This Order shall be enforceable to the same extent and in the same manner as an effective and outstanding order that has been issued and has become final pursuant to 12 U.S.C. §§ 1818(h) and (i) (as amended).

Article IV

WAIVERS

(1) By executing this Order, the Bank waives:

(a)                                  the right to the issuance of Notice of Civil Money Penalty Assessment under 12 U.S.C. § 1818(i);

(b)                                 all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i) and 12 C.F.R. Part 19;

(c)                                  all rights to seek judicial review of this Order;

(d)                                 all rights in any way to contest the validity of this Order; and

(e)                                  any and all claims for fees, costs or expenses against the Comptroller, or any of her agents or employees, related in any way to this enforcement matter or this Order, whether arising under common law or under the terms of any statute, including, but not limited to, the Equal Access to Justice Act, 5 U.S.C. § 504 and 28 U.S.C. § 2412.

(2) The Bank’s Board of Directors acknowledges that it has read and understands the premises and obligations of this Order and declares that no separate promise or inducement of any kind has been made by the Comptroller, her agents or employees to cause or induce the Bank to agree to consent to the issuance of this Order and/or to execute this Order.

(3) It is hereby agreed that the provisions of this Order constitute a settlement of this civil money penalty proceeding contemplated against the Bank by the Comptroller.  The Comptroller agrees not to institute further civil money penalty proceedings against the Bank for the specific acts, omissions, or violations alleged in Article II of this Order, unless such acts, omissions, or violations reoccur.

(4) It is further agreed that the provisions of this Order shall not be construed as an adjudication on the merits and, except as set forth in Paragraph (3) of this Article, shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any action affecting the Bank if, at any time, she deems it appropriate to do so to fulfill the responsibilities placed upon her by the several laws of the United States of America.

(5) The Bank understands that nothing herein shall preclude any proceedings brought by the Comptroller to enforce the terms of this Order, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representatives of the United States or agencies thereof, including the Department of Justice, to bring other actions deemed appropriate.

                IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as her representative, has hereunto set her hand on behalf of the Comptroller.

/s/ Jennifer C. Kelly	February 23, 2005
Jennifer C. Kelly Deputy Comptroller Midsize and Credit Card Bank Supervision	Date

                IN TESTIMONY WHEREOF, the undersigned, and Chief Executive Officer of the Bank, has hereunto set his hand on behalf of the Bank

City National Bank

Signed

Signed	2/23/05
By: Russell Goldsmith Its: Chairman and Chief Executive Officer	Date